Exhibit 3.1

AMENDMENT TO CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
SPECTRUM GLOBAL SOLUTIONS, INC.

This Amendment to the Certificate of Designation of the Series A Convertible Preferred Stock of Spectrum Global Solutions, Inc. (this “Amendment”), dated as of October 31, 2018 (the “Effective Date”), is entered into by Spectrum Global Solutions, Inc. (the “Company”), and the holders party hereto representing all of the Series A Convertible Preferred Stock outstanding as of the Effective Date (the “Holders”).

Recitals

WHEREAS, on March 23, 2018 the Company filed the Certificate of Designation of the Series A Convertible Preferred Stock of the Company (the “CoD”) with the Secretary of State of the State of Nevada;

WHEREAS, the Company and the Holders wish to make this second amendment of certain provisions of the CoD, and Section G of the CoD provides that the CoD may be amended with the written consent of the holders of all of the Series A Convertible Preferred Stock then outstanding; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

1.	Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the CoD.Amendment to CoD.

2.	Amendment. Section E.1. is hereby deleted and replaced in its entirety with the following:

“Conversion Price. The “Conversion Price” of the Series A Preferred, before any adjustment is required pursuant to Section F, shall be the lower of 80% of the lowest VWAP during the five (5) trading day period immediately preceding the Conversion Date (as defined below) or $0.05 (subject to adjustment for any subdivision or combination of the Company’s outstanding shares of Common Stock) (the “Fixed Conversion Price”). However, under no circumstances shall the Fixed Conversion Price fall below $0.03. For purposes hereof, “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a trading market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the trading market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a trading day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a trading market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by the Board of Directors. The Fixed Conversion Price may not be changed absent written agreement of the Corporation.”

3.	Leak Out. No party shall exercise any conversion right on any Series A Preferred more than two times in any five (5) trading day period, and the right to convert by any such holder on any such trading day shall be limited to the greater of $10,000 or ten percent (10%) percent of the trading volume for the Common Stock of the Corporation over the prior five (5) day period. Further, no holder’s daily trading activity in the market shall represent more than ten (10%) percent of the five-day average trading volume. No weekly trading (Monday-Friday) should represent more than 20% of the trading volume for the Common Stock of the Corporation over the prior five (5) day period.

4.	Ratification, Inconsistent Provisions. Except as provided herein, the CoD, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the CoD to “this Certificate of Designation”, “hereto”, “hereof”, “hereunder” or words of like import referring to the CoD shall mean the CoD as amended by this Amendment. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the CoD and this Amendment, the provisions of this Amendment shall control and be binding.

5.	Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

SPECTRUM GLOBAL SOLUTIONS, INC.

By:
Name:
Title:

HOLDER

By:
Name:
Title:

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